EXHIBIT 10.4

                          IRWIN BANK AND TRUST COMPANY

                          RETIREMENT AND DEATH BENEFIT
                           DEFERRED COMPENSATION PLAN
                                       FOR
                                 BANK DIRECTORS


         1. Purpose. The Irwin Bank and Trust Company, a Pennsylvania banking corporation (hereinafter referred to as the "Bank"), hereby establishes the Bank's Retirement and Death Benefit Deferred Compensation Plan (hereinafter referred to as the "Plan") for the members of its Board of Directors (hereinafter referred to collectively as the "Directors" and individually as a "Director"), under which (i) the Directors may defer a portion or all of the fees payable to them for services rendered by them as Directors, and (ii) certain pre-retirement Death Benefits are provided. A Director may, but need not be, a full-time employee of the Bank to participate in this Plan.

         2. Definitions.

                  A. Beneficiary: One or more individuals or entities designated by a Director to receive the benefits provided under this Plan payable by reason of the Director's death. If a Director makes no valid designation, or if the designated Beneficiary(s) fails to survive the Director of fails to elect to receive such benefits, then the Director's Beneficiary shall be:

                           (i)      The Director's surviving spouse, if any; or

                           (ii)     If  there  is  no   surviving   spouse, the
                                    Director's  estate.

         If there is a surviving spouse, but he or she dies prior to payment of all of the benefits due hereunder, then the remaining benefits due hereunder shall be administered and distributed as part of his or her estate.

         The Committee (as hereinafter defined) shall provide each Director with a Beneficiary Designation Form on which the Director may designate his Beneficiary(s). The Director may change his Designated Beneficiary(s) by filing written notice of such change with the Committee on the form specified therefor.

                  B. Benefit-Schedule: The Schedule, attached hereto as Exhibit "A" and based on a guaranteed net rate of return of eleven percent (11%), pursuant to which is determined the Deferred Income Benefits to which each Director is entitled under this Plan.

                  C.     Board of Directors: The Board of Directors of the Bank.

                  D.  Committee:   The  committee  appointed  by  the  Board  of
Directors to administer this Plan, as further described in Section 11 and other provisions of this Plan.

                  E. Compensation: The fees payable by the Bank to a Director for services rendered as a Director. "Compensation" shall include a Director's retainer fees, regular meeting fees and committee meeting fees. It shall not include any compensation or benefits received by a Director as an employee of the Bank.

                  F. Bank: The Irwin Bank and Trust Company and any successor by merger, consolidation or otherwise.

                  G.  Death  Benefit:  The Annual  Death  Benefit  described  in
Section 6 of this Plan and as individually determined pursuant to the Preliminary Agreements attached hereto as Exhibit "B".

                  H. Deferral Election. The election by a Director to Defer Compensation under this Plan, which election my be made only on a Deferral Election Form provided by the Committee, as provided in Section 4 hereof.

                  I. Deferral Period: The forty-eight (48) consecutive month period to which a Director's election to defer payment of Compensation applies, which commences after the Committee's receipt and acceptance of the Director's Deferral Election Form.

                  J.  Deferral  Year:  Each of the four (4)  consecutive  twelve
(12)-month periods during the Deferral Period.

                  K. Deferred Income Benefit:  The deferred benefit described in
Section 6 of this Plan and as determined pursuant to the Schedule attached hereto as Exhibit "A".

                  L. Preliminary Agreement: The Agreements, attached hereto as Exhibit "B", by which each Director's preretirement Death Benefits are established and each Director (by execution of his individual Preliminary Agreement) acknowledges and agrees to certain terms related to such Death Benefits.

                  M. Retirement Age. Seventy (70) years of age.

         3. Director's Participation in Plan. A DIRECTOR MAY PARTICIPATE IN THIS PLAN IF AND ONLY IF HE EXECUTES THE "ACKNOWLEDGMENT AND AGREEMENT TO PARTICIPATE" ON THE LAST PAGE HEREOF. UNLESS AND UNTIL A DIRECTOR EXECUTES THE SAID "ACKNOWLEDGMENT AND AGREEMENT TO PARTICIPATE," THE EXECUTION BY A DIRECTOR OF ANY "PRELIMINARY AGREEMENT," "INTERIM DIRECTOR FEES DEFERRAL AGREEMENT" OR ANY OTHER DOCUMENT SHALL NOT GIVE SUCH DIRECTOR ANY RIGHTS UNDER THIS PLAN.

         4. Deferral Election.

                  A. Election. A Director may elect to defer payment of part or all of his Compensation by filing a completed Deferral Election Form with the Committee before the first day of the Deferral Period to which the election is to apply. A Director may not defer less than One Thousand Dollars ($1,000) of Compensation that is payable to the Director for services rendered after the effective date of the Deferral Election and after the Deferral Election Form is filed with and accepted by the Committee.

                  B. Deferral Election Forms. The Committee shall provide Deferral Election Forms for use by the Directors in making their deferral elections under this Plan. THE COMMITTEE SHALL NOT ACCEPT ANY OTHER FORM FOR A DIRECTOR'S ELECTION TO DEFER COMPENSATION UNDER THIS PLAN.

                  C. Acceptance by Committee. A Director's completed Deferral Election Form shall be deemed to have been accepted by the Committee if, within sixty (60) days after the date on which the Committee receives it, the Committee does not notify the Director, in writing, that the Deferral Election Form has not been accepted.

                  D. Retirement Age Exception. A Director may not elect to defer payment of Compensation if the Director will have attained Retirement Age (the age of seventy (70) years) prior to or at the beginning of the Deferral Period, except with the consent of the Committee, which consent shall not be withheld if consistent with this Plan.

                  E. Benefit Commencement Date. A Director must specify on his Deferral Election Form the date on which payment of his deferred benefits hereunder will begin, which commencement date shall be on or after the Director's seventieth (70th) birthday, unless the Committee consents, in writing, to an earlier commencement date. Thereafter, such payment date may be changed only with the Committee's prior written consent. Such consent shall be granted only if a different commencement date is permitted for reasons of administrative convenience. No Director who is a member of the Committee shall vote on a matter regarding a change in the commencement date for payment of his deferred benefits.

                  F. Termination of Deferral Election. A Director may not terminate his Deferral Election during a Deferral Period without the Committee's consent. A termination of a Deferral Committee consents to the termination of a Deferral Committee consents to the termination and shall relate only to Compensation payable for services rendered after the effective date of such termination.

         5. Change in Form of Benefit.

                  A. Medical Examination. The Committee may require a Director to undergo a medical examination as a condition of accepting the Director's election to defer

Compensation. If a Director is not able to provide the Committee with evidence of good health that is satisfactory to the Committee, then the Committee, in its sole discretion, shall determine whether (i) the amount of the Director's Deferred Income Benefit shall be actuarially adjusted to take into account the condition of the Director's health, or (ii) the Director's Deferral Election will or will not be accepted.

                  B. Cessation of Directorship or Termination of Deferral Election. If, during a Deferral period, for any reason other than his death, a participating Director in the Plan (i) ceases to be a Director or (ii) terminates his Deferral Election with the consent of the Committee, then the Director shall not be entitled to receive a Deferred income Benefit with respect to his Compensation previously deferred during the Deferral period in which either of the two (2) aforesaid events occurs. Instead, the Director's sole entitlement for the Deferral Period shall be to receive a Deferred Cash Benefit which shall be an amount equal to the amount of Compensation that was deferred during the Deferral period, plus interest, as if that Compensation had been credited when earned to a bank account. The interest rate applied to each book account shall be equal to the rate that would have been payable had t he average balance credited to the book account during the preceding calendar quarter been invested on the first day of the quarter in a six (6)-month certificate of deposit of Irwin Bank and Trust Company, issued in denominations of $10,000 (or such other interest rate as the Committee may determine). A Director's Deferred Cash Benefit shall be equal to the amount credited to his book account.

         6. Deferred Income Benefits; Death Benefits Distributions.

                  A. In General. Except as otherwise provided in Section 5 of this Plan, a Director who has elected to defer Compensation shall be entitled to a Deferred Income Benefit and/or a pre-retirement Death Benefit based upon the applicable Benefit Schedules attached as Exhibits "A" and "B" hereto.

                  B. Change Deferred. If the amount of Compensation deferred by a Director during the second, third, or fourth Deferral Year exceeds or is less than the amount of Compensation deferred during the first Deferral Year, then the Deferred Income Benefit to which the Director shall be entitled with respect to the Deferral Period shall be actuarially increased or decreased accordingly.

                  C. Deferred Income Benefit. A Director shall be entitled to receive the sum of his Deferred Income Benefits, determined separately with respect to each Deferral Period, beginning on the date specified by the Director in his Deferral Election form for such Deferral Period. If payment begins on a date after the later of (i) the Director's seventieth (70th) birthday or (ii) the expiration of the Deferral Period (in the case of a Deferral Period which will expire after the Director attains Retirement Age), then the amount of the Director's Deferred Income Benefit will remain the amount which would have been payable at the later of the two (2) aforesaid dates. The Deferred Income Benefits shall be paid in ten (10) equal annual installments, unless the Committee, in its sole discretion, determines another form of payment which is actuarially equivalent to such ten (10) year payment.

                  D. Pre-Retirement Death Benefit. If a Director who has elected to receive a Deferred Income Benefit dies prior to attaining Retirement Age, as set forth in his Preliminary Agreement included in Exhibit "B" attached hereto, and before payment of his Deferred Income Benefit has commenced, then in lieu of such Director's Deferred Income Benefit hereunder, his Beneficiary shall receive an Annual Death Benefit as set forth in the Preliminary Agreement. The applicable Death Benefit shall be payable in equal annual installments, unless the Committee, in its sole discretion, determines that it should be paid in another form of payment that is actuarially equivalent to such ten (l0)year payment. The Annual Payment for each Director shall be as set forth in his aforesaid Preliminary Agreement. The Total Death Benefits payable, as set forth in the aforesaid Preliminary Agreement, shall be equal to ten (10) years of Annual Payments, as set forth in the aforesaid Preliminary Agreement, or Annual Payments until the Director's Retirement Age, whichever results in the greater total Death Benefit, except that if the accumulation of principal and interest with respect to the Director's Deferred Income Benefit exceeds the Death Benefit payable under the above formula, as applied to the factors applicable to such Director as set forth in his aforesaid Preliminary Agreement, then his Beneficiary shall receive an amount equal to the Total Retirement Benefit, in equal annual installments, in lieu of the otherwise applicable Death Benefit.

                  E. Post-Retirement Benefit in Event of Death. If a Director dies upon or after attaining Retirement Age, his Deferred Income Benefits per Exhibit "A" shall be paid to his Beneficiary in the manner heretofore provided in lieu of any Death Benefits hereunder. If such death occurs after payment of his Deferred Income Benefit has begun, then regardless of the Director's age at the time of such death, the remaining installments of his Deferred Income Benefit shall be paid to his Beneficiary, per Exhibit "A", in lieu of any Death Benefits, for the balance of the ten (10) year period (or such other period as was fixed by the Committee when payments began).

         7. Nature of Bank's Obligation. The Bank's obligation under the Plan shall be in the nature of an unfunded and unsecured promise to pay. The Bank shall not be obligated under any circumstances to fund its financial obligations under the Plan. The Bank may purchase a policy or policies of insurance on the lives of Directors and will be the owner, beneficiary and premium payer of any such insurance policies, and neither the Director nor his Beneficiary(s) shall have any ownership rights in such policies or any proceeds thereof. Such policies are not earmarked for the payment of any benefits under this Agreement, provided however that the Bank shall not be required to pay any death benefits if a denial of insurance proceeds is based upon suicide or pre-existing health conditions not accurately or completely revealed by the Director. Any other assets which the Bank may acquire to help satisfy its financial obligations also are and remain general assets of the Bank subject to the claims of its creditors. The Bank does not give, nor does the Plan or the Director (or his Beneficiary) receive, any beneficial ownership interest in any asset of the Bank. All rights of ownership in any such assets are and remain in the Bank.

         8. Unsecured Promise. The rights of the Director and any designated Beneficiary(ies) of the Director, or any other person claiming through the Director under this Plan, shall be solely those of an unsecured general creditor of the Bank. The Director or the designated Beneficiary(ies) of the Director shall have the right to receive those payments specified under the Plan only from the Bank and has no right to look to any general or specific asset or assets of the Bank or any specific or special property separate from the Bank to satisfy a claim for benefit payments.

         The Director agrees that he, his designated Beneficiary or any other person claiming through the Director shall have no rights or beneficial ownership interest whatsoever in any general assets that the Bank may acquire or use to assist it in satisfying its financial obligations under the Plan.

         Any such general assets used or acquired by the Bank in connection with the liabilities it has assumed under the Plan shall not be deemed to be held under any trust for the benefit of the Director or his designated Beneficiary(ies), nor shall any such general assets be considered security for the performance of any obligation of the Bank. Any such asset or assets shall remain a general, unpledged and unrestricted asset(s) of the Bank.

         The Director's participation, if any, in the acquisition of any such general asset for the Bank shall not constitute a representation to the Director, his designated Beneficiary or any person claiming through or under the Director that any of them has a specific or beneficial interest in such general asset or assets.

         9. Independence of-Benefits. The Benefits payable under the Plan shall be independent of and in addition to any other benefits or compensation payable under any other agreement(s) that now or hereafter may exist from time to time between the Bank and the Director. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to dismiss the Director, with or without cause, nor restrict the right of the Director to terminate his services with the Bank, nor-restrict the rights of an employee Director or the Bank in any way with respect to the employment relationship.

         10. Nonassignable Rights. Except as expressly provided in this Plan, neither the Director nor his Beneficiary shall have the right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto hereby are expressly declared to be nonassignable and nontransferable.

         11. Committee. The Board of Directors shall appoint a Committee to administer the Plan. The members of the Committee may, but need not be, Directors. The Committee shall establish the forms and procedures by which a Director may make Deferral Elections under this Plan, and the Committee shall have the complete authority and discretion to administer and interpret the Plan. The Committee shall exercise its discretion according to its determination of what is in the best interests of both the Bank and the Directors. No Director shall have any power to direct how the Committee shall exercise its discretion. All decisions of the Committee concerning the administration and interpretation of this Plan shall be final, conclusive and binding.

         12. Claims Procedure.

                  A. Benefits shall be paid in accordance with the provisions of this Plan. The Director, Beneficiary or any other person claiming through the Director (hereinafter collectively referred to as the "Claimant") shall make a written request for the benefits provided under this Plan. This written claim shall be mailed or delivered to the Named Fiduciary identified in Section 13, below.

                  B. If a claim is denied, either wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed ninety (90) days after the receipt of the claim by the Named Fiduciary.

                  C. The Named Fiduciary shall provide written notice to every Claimant who is denied a claim for benefits under this Plan. The notice shall set forth the following information:

                           (1)      the specific reasons for the denial;

                           (2)      the  specific  reference  to  pertinent Plan
provisions upon which the denial is based;

                           (3)      a  description of any additional material or
information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

                           (4)    appropriate information and explanation of the
claims procedure under this Plan so as to permit the Claimant to submit his claim for review.

                  D. The claims procedure under this Plan shall allow the Claimant a reasonable opportunity to appeal a denial of claim and to receive fair review of that decision by the Named Fiduciary, as follows:

                           (1)      The Claimant  shall  exercise  his  right of
appeal by submitting a written request for a review of the denied claim to the Named Fiduciary. This written request for review must be submitted to the Named Fiduciary not less than sixty (60) days after receipt by the Claimant of the written notice of denial.

                           (2)      The Claimant shall have the following rights
under this appeal procedure:

                                    (i)     to  request  a  review  upon written
application to the Named Fiduciary;

                                    (ii)    to   review  any  other   pertinent
documents respecting the Plan;

                                    (iii)   to  submit  issues  and  comments in
writing;

                                    (iv)    to request an extension of  time  to
make a written submission of issues and comments; and

                                    (v)     to request that a hearing be held to
consider his appeal.

                  E. The decision on the review of the denied claim shall be made promptly by the Named Fiduciary:

                           (1)      not  more  than  sixty  (60)  days after the
receipt of the request for review if no hearing is held; or

                           (2)      not more than one hundred twenty (120)  days
after the receipt of the request for review, if an extension of time is necessary in order to hold a hearing.

                                    (i)     If an extension of time is necessary
in order to hold a hearing, the Named Fiduciary shall give the Claimant written notice of the extension of time and of the hearing.

                                    (ii)   The written notice of extension shall
indicate that an extension of time will occur in order to hold a hearing on Claimant's appeal. The notice also shall specify the place, date, and time of that hearing and the Claimant's opportunity to participate in the hearing. It also may include any other information the Named Fiduciary believes relevant to the Claimant's appeal.

                  F. The decision to hold a hearing to consider the Claimant's appeal of the denied claim shall be within the sole discretion of the Named Fiduciary, whether or not the Claimant requests such a hearing.

                  G. The Named Fiduciary's decision to review shall be made in writing and provided to the Claimant within the specified time periods in section 12(D), above. This written decision on review shall contain the following information:

                           (1)      the decision;

                           (2)      the reasons for the decision; and

                           (3)      specific references to the provisions of the
Plan upon which the decision is based.

         13. Named Fiduciary. The Bank is the "Named Fiduciary" (as herein referenced) under this Plan.

         14. Amendment and Termination. The Board of Directors shall have the right, in its sole discretion, to modify this Plan from time to time or to terminate the Plan entirely; provided, however, that no such modification or termination of the Plan shall divest any Director or his Beneficiary of benefits to which the Director or such Beneficiary is entitled as of the date of such modification or termination. If at any time the Federal income tax laws as applied to the Plan make the income tax treatment of the Deferred Income Benefits and/or Death Benefits substantially less favorable to the Bank and/or a Director than is contemplated at the time this Plan is established, then a majority of the members of the Board of Directors may, in their sole discretion, terminate the Plan or direct the Committee to adjust the benefits accordingly, provided that in no event shall the total benefits received by a Director and/or his Beneficiary be less than the amount that would have been paid had the Director been entitled to receive, with respect to his deferred Compensation, a Deferred Cash Benefit (as described in Section 5(B) of this Plan) in lieu of a Deferred Income Benefit and/or a Death Benefit. The Committee may adjust Deferred Income Benefits and/or Death Benefits payable pursuant to the authority granted herein. If the Plan is terminated or if benefits are adjusted pursuant to this Plan, the Committee may authorize a Director's deferred benefits hereunder to be paid before the date specified on the Director's Deferral Election Form.

         15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Bank, its successors and assigns, and the Director and his heirs and personal representatives.

         16. Successor Obligations. The Bank shall not merge or consolidate with any bank or other third party ("entity"), or reorganize, unless and until such succeeding or continuing entity agrees to assume and discharge the obligations of the Bank under this Agreement.

         17. Severability. If any provision of this Plan is construed by a court or other tribunal of competent jurisdiction to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         18. Headings. The headings and captions appearing in this document are only for convenience only and are not intended to have substantive meaning.

         19. Controlling Law. This Plan is made under, adopted and maintained pursuant to and in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, except to the extent that those laws are superseded by or are in conflict with the laws of the United States of America.

         20. Number and Gender. Regardless of the number and gender specifically used, words used herein shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

         21. Entire Plan. This document and the documents and instruments executed pursuant hereto constitute the entire plan with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, express or implied, oral or written, with respect to such subject matter.

         22. Effective Date. This Plan shall be effective as of the IST day of January, 1990.